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                CYPRUS AMAX MINERALS COMPLETES SALE OF COAL UNIT
                        TO RAG INTERNATIONAL MINING GmbH

     DENVER (June 30, 1999) - Cyprus Amax Minerals Company (NYSE:CYM) today announced it has completed the sale of its Cyprus Amax Coal Company subsidiary to RAG International Mining GmbH.

     Under the terms of the sale, the transaction value is $1.1 billion, consisting of cash payments and assumption of debt by RAG. RAG assumed other long-term obligations and acquired related assets. In addition, Cyprus Amax expects to receive certain future production payments and insurance settlements from the Willow Creek mine. Cyprus Amax's Australian coal assets were not included in the transaction.

     Because of Cyprus Amax's expected tax position in 1999, tax payments as a result of the transaction are expected to be partially mitigated. The Company does not expect to report any material gain or loss on the transaction.

     Proceeds from the sale will be used for general corporate purposes, including debt reduction, the share buyback program and to strengthen Cyprus Amax's financial position and core mining business. Additional details will be announced in the Company's second quarter earnings release currently scheduled for July 21, 1999.

     Salomon Smith Barney served as advisor to Cyprus Amax for the sale.

     Cyprus Amax Minerals Company, headquartered in Englewood, Colorado, is a leading producer of copper, the world's largest producer of molybdenum, and holds a 30% interest in Kinross Gold Corporation. Cyprus Amax is exploring for minerals worldwide.

     Actual results may vary materially from any forward-looking statement the Company makes. Refer to the Cautionary Statement and Risk Factors contained in the Company's 1998 Form 10-K.

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Contacts:
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  Gerald J. Malys                                            John Taraba
  Senior Vice President & Chief Financial Officer            Vice President & Controller
  (303) 643-5060                                             (303) 643-5244
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To obtain a faxed copy of this or any Cyprus Amax news release, call 1-800-758-
5804, ext. 224250.  News releases can also be accessed via the Internet at the
Cyprus Amax Minerals Company Web Site, http://www.cyprusamax.com.
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